The Consent Solicitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for Noteholders to enforce their rights and any claim they may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

s-Hertogenbosch, The Netherlands, December 13, 2016

innogy Finance B.V.

and

innogy Finance II B.V.

ANNOUNCEMENT OF RESULTS OF CONSENT SOLICITATION/
VOTES WITHOUT MEETING

Reference is made to the Consent Solicitation Memorandum dated November 15, 2016 published by innogy Finance B.V. and innogy Finance II B.V. (the Consent Solicitation Memorandum) and the Votes Without Meeting (Abstimmungen ohne Versammlung) held from 0.00 (CET) on December 7, 2016 until 23.59 (CET) on December 12, 2016.

Terms defined in the Consent Solicitation Memorandum have the same meaning when used in this announcement. The Consent Solicitation Memorandum is available at the Federal Gazette (Bundesanzeiger) and, until implementation of the Extraordinary Resolutions passed, from the Tabulation and Voting Agent and on the Solicitation Website at https://www.innogy.com/web/cms/de/3265808/ueber-innogy/investor-relations/anleihen/bond-restructuring.

Series	Result
2018 Notes (ISIN: XS0172851650)	Extraordinary Resolutions passed[1]
2019 Notes (ISIN: XS0399647675)	Extraordinary Resolutions passed
2020 Notes (ISIN: XS0878010718)	Quorum not met / adjourned Noteholder Meeting to be held
April 2021 Notes (ISIN: XS0127992336)	Extraordinary Resolutions passed

[1]	Means that the Noteholders have consented to the Proposed Amendments by way of Extraordinary Resolutions passed in the Votes Without Meeting

August 2021 Notes (ISIN: XS0412842857)	Extraordinary Resolutions passed
2022 Notes (ISIN: XS0437307464)	Extraordinary Resolutions passed
2023 Notes (ISIN: XS0170732738)	Extraordinary Resolutions passed
2024 Notes (ISIN: XS0982019126)	Extraordinary Resolutions passed
2030 Notes (ISIN: XS0147048762)	Extraordinary Resolutions passed
2033 Notes (ISIN: XS0162513211)	Extraordinary Resolutions passed
2034 Notes (ISIN: XS0735770637)	Extraordinary Resolutions passed
2039 Notes (ISIN: XS0437306904)	Extraordinary Resolutions passed

The wording of the Extraordinary Resolutions passed at the Votes Without Meeting is available on the Solicitation Website (see above) and will be published (bekanntgemacht) in the Federal Gazette (Bundesanzeiger) on or about December 15, 2016.

In relation to the Notes other than the 2020 Notes (ISIN: XS0878010718), the Resolutions will be implemented upon the expiration of the contestation period under the German Act on Debt Securities and the absence of any outstanding contestation proceeding with respect to that Extraordinary Resolution at such time, or if a contestation claim has been filed by a Noteholder, after the settlement of the contestation claim. Upon implementation of the Extraordinary Resolutions, the change of guarantor will become effective. The Issuer will make a further announcement at such time.

In relation to the 2020 Notes, innogy Finance B.V. will hold an Adjourned Noteholder Meeting for this purpose, innogy Finance B.V. will publish a separate invitation as soon as reasonably practicable.  At such Noteholder Meeting the Proposed Amendments in relation to the 2020 Notes will be proposed again to Noteholders. Reduced requirements as to the quorum apply, i.e. the quorum is reached if the votes cast by Noteholders (including abstainers) represent at least 25% of the aggregate principal amount of the 2020 Notes then outstanding. To be passed at such Noteholder Meeting, an Extraordinary Resolution requires a majority in favour of at least 75% of the votes validly cast.  Noteholders who have participated in the Vote Without Meeting in relation to the 2020 Notes by way of voting through the Tabulation and Voting Agent do not need to submit new Voting Instructions and/or Consent Instructions in order to participate in the Noteholder Meeting.  Their Voting Instructions and/or Consent Instructions relating to the Vote Without Meeting remain valid for the Noteholder Meeting until they are validly revoked as set out in the Consent Solicitation Memorandum.

GENERAL

This notice must be read in conjunction with the Consent Solicitation Memorandum. Noteholders are advised to read the Consent Solicitation Memorandum carefully for full details of the Consent Solicitations. None of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any of their respective directors, officers, employees or affiliates makes any representation or recommendation whatsoever regarding the Consent Solicitations. If any Noteholder has any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its legal adviser, intermediary, accountant or other independent adviser.

Subject to applicable law, the Issuers may, at their option and in their sole discretion terminate each Consent Solicitation at any time.

The Issuers have appointed Citigroup Global Markets Limited and The Royal Bank of Scotland plc as Solicitation Agents, Lucid Issuer Services Limited as Tabulation and Voting Agent and notary Dr. Christiane Mühe as Scrutineer in connection with the Consent Solicitations.

Questions and requests for assistance or information in connection with the Consent Solicitations may be directed to the Solicitation Agents and the Tabulation and Voting Agent.

SOLICITATION AGENTS

Citigroup Global Markets Limited

Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom
For information by telephone: +44 20 7986 8969
Attention: Liability Management Group
Email: liabilitymanagement.europe@citi.com
The Royal Bank of Scotland plc 250 Bishopsgate London EC2M 4AA United Kingdom For information by telephone: +44 20 7085 6124 Attention: Liability Management Email: liabilitymanagement@rbs.com

TABULATION AND VOTING AGENT

Lucid Issuer Services Limited
Tankerton Works
12 Argyle Walk
London WC1H 8HA
United Kingdom

For information by telephone: +44 20 7704 0880
Attention: Paul Kamminga / Arlind Bytyqi
Email: innogy@lucid-is.com

SCRUTINEER
Notarin Dr. Christiane Mühe Gerns & Partner An der Welle 3 60322 Frankfurt am Main Germany For information by telephone: +49 69 7171 990 Email: christiane.muehe@gerns.eu